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                                                                   Exhibit 10.30
April 20, 2001

Mr. Dennis Muse
5841 167th Avenue S.E.
Bellevue, WA 98006

Dear Dennis,

   On behalf of iAsiaWorks, ("The Company"), it gives me great pleasure to offer you the positions of President and Chief Operating Officer. You will be reporting directly to Jonathan Beizer, the Chief Executive Officer of the Company. During your employment, you agree to devote your full business time, energy and skill to your duties at the Company. You will be responsible for administering and overseeing, on a worldwide basis, all sales, engineering, operations, customer support and marketing/product development personnel. You will also have those responsibilities and duties consistent with duties customarily performed by a President and COO as designated to you by either the Chief Executive Officer or the Board of Directors or as assigned to you by the Chief Executive Officer or the Board of Directors from time to time.

   Since we are eager for you to join us, we would like you to begin on or before April 23, 2001.

   Your main terms and conditions are set out in this document. These, and the Company's Policies & Procedures, which you will receive, by way of our Team Member Manual, upon your start of employment, form the further and particulars to your employment with the Company. Accordingly, the main terms are as follows:

1. Base Salary

   Your starting annual gross salary will be $400,000.00, less applicable withholdings and deductions (hereinafter "Salary") in accordance with the Company's payment policy. Upon your start of employment, you should refer to the Team Member Manual to learn more about the Company's policies and practices associated with performance and compensation reviews. The Company pays salaries on a semi monthly basis, and as such there are 24 pay periods for each full year of business. Direct deposit of your Salary can be arranged by the Company into your nominated bank account(s).

2. Place of Employment

   It is intended that during your employment with the Company you will spend at least seventy-five percent (75%) of your time working out of the Company's Asia offices located in Hong Kong, Taipei, Taiwan and Seoul, South Korea. However, the Company reserves the right to alter your place of employment by providing you with as much advance notice as is practicable and not necessarily with any form of compensation for such a change.

3. Bonus

   Annual Bonus. Starting for the one (1) year period beginning April 23, 2001 and ending April 22, 2002, and each one (1) year period thereafter, you will be eligible to earn a Bonus of up to $100,000 based upon your achievement of personal and Company milestones mutually agreed upon by you, the Chief Executive Officer and the Compensation Committee of the Board of Directors within the first sixty (60) days of your employment and annually thereafter. In the event that mutual agreement upon the milestones cannot be reached within the sixty (60) day period in question, the decision of the Chief Executive Officer and Compensation Committee thereafter in establishing such milestones will be final and conclusive.

   Performance Bonus. You shall also be paid a performance bonus based upon the closing of a financing transaction (debt/equity or any combination thereof) which results in the Company raising funds of $60,000,000
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or more, which is considered a fully-funded position with respect to the current business plan (together, the "Performance Bonus Milestones"). You will be entitled to receive, upon achievement of the Performance Bonus Milestones, each of (i) an additional stock option grant for 150,000 shares of the Company's common stock (the "Performance Option Grant") and (ii) a non-discretionary cash bonus of $100,000, subject to applicable withholdings and deductions. The Performance Option Grant will be granted at the prevailing exercise price at the time of achievement of the Performance Bonus Milestones and will be fully vested on the date of such grant.

4. Stock Options

   As has been approved by the Board of Directors you will be granted an option to purchase 1,100,000 shares of iAsiaWorks' common stock at the price in effect of time of approval (the "Option"). 425,000 of these shares, subject to the option, shall vest one (1) year after the Vesting Commencement Date (as set forth herein), and one-thirty-sixth (1/36th) of the then remaining unvested shares, subject to the option, shall vest each month thereafter, so that all shares shall be vested forty-eight (48) months after the Vesting Commencement Date. For purposes of this Agreement, "Vesting Commencement Date" shall be the first day of full-time employment with the Company.

   Termination Due to Death or Disability. If your employment is terminated due to death or Disability, then you, or your estate, will receive: (A) your Base Salary through the date of termination; (B) payment for unused vacation earned through the date of termination; and (C) immediate vesting of twelve (12) months of your then unvested shares of the Option.

   One Year Acceleration of Options Following a Change In Control. If, within one year following a "Change of Control," you resign for "Good Reason" or are terminated by the Company, or any successor entity, without cause then you shall immediately receive acceleration of twelve (12) months of your then unvested shares of the Option.

   One Year Acceleration of Options Outside a Change In Control. If the Company terminates your employment without cause, other than within one year following a Change of Control, then you shall immediately receive acceleration of twelve
(12) months of your then unvested shares of the Option.

   Change of Control. For all purposes under this Agreement, "Change of Control" shall mean (i) a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

   Termination for Cause. For all purposes under this Agreement, a termination of your employment by the Company for "Cause" shall mean a good faith determination by the Company's Board of Directors that your employment be terminated for any of the following reasons: (i) misconduct which damages the Company; (ii) misappropriation of the assets of the Company; (iii) conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof; or (iv) continued unsatisfactory performance after written notice from the Board of Directors and a reasonable opportunity to cure. A termination of your employment by the Company in any other circumstances or for any other reason, except a termination due to Disability or death, will be a termination by the Company Without Cause.

   Good Reason. For all purposes under this Agreement, "Good Reason" for your resignation will exist if you resign within ninety (90) days of a change in your position with the Company or a successor company which materially reduces your duties or level of responsibility, provided that such reduction or change is effected by the Company without your written consent. A resignation under any other circumstance or for any other reason will be a resignation without "Good Reason.


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   Disability. For all purposes under this Agreement, "Disability" means your inability to carry out your material duties under this Agreement for more than six (6) months in any twelve (12) consecutive month period as a result of incapacity due to mental or physical illness or injury.

   Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

5. PTO & Holiday Entitlement

   You will be entitled to fifteen 15 paid-time-off (PTO) days in your first year of employment, provided you work full-time throughout this period. Accrual for paid time off begins as your start date of employment with the Company. Accrual works from the basis of completed pay-periods. In order to accrue a full pay period's rate of personal paid time off, you must have worked the full duration of said pay period. The Company also operates a rising scale PTO accrual system for two (2) years of service or more.

   The Company also pays for eleven (11) public holidays per year. These days are outlined in the Company's Team Member Manual. Sick leave will be provided in accordance with the Company's policies.

6. Health Plans and Flexible Benefits Plan

   The first of the month following 30 days from your date of hire, you will be eligible to participate in the Company's Health Plan, covering Medical, Dental and Vision insurance. Plan documentation will be provided to you at the start of your employment, as well as associated enrollment documentation.

   As of October 1, 2000 a Flexible Benefits Plan is provided by the Company, based on the rules as governed by the IRS. The Flexible Benefits Plan provides you with opportunities to set aside tax-free earnings for certain insurance plan premium(s), as well as for out-of-pocket expenses related to certain Medical and Dependent care costs not covered through insurance plans.

7. 401(k)

   As of your start date, you will be eligible to join the Company's 401(k) Plan. Details of this plan and the options for investments and investment planning can be obtained on your first day of employment.

8. Other Benefits

   The Company offers a generous range of diverse benefits. Highlights of additional benefits to those identified above that you will enjoy through your employment with the Company follow.

  .  Accidental Death & Dismemberment Insurance

  .  Life Insurance

  . Long-term and Short-term Disability Insurance (Short-term Disability Insurance is effective as of October 1, 2000)

  .  Tuition Reimbursement for qualifying team members

  .  Team member Referral Program

  .  Team member Discounts for certain, specified items

   Our Team Member Manual shows the full range of benefits for employment with the Company and stipulates all eligibility and other qualifying factors. For insurance-based benefits, you are encouraged to consult the specific plan description document for full terms and conditions.

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9. Travel Allowance and expenses

   The Company agrees, each year, to reimburse you for your personal travel of up to ten (10) business-class round trip tickets between Asia and the United States. All other reasonable expenses required to live and travel and perform your function in Asia will be reimbursed by the company.

10. Insurance

   The Company shall, to the extent permitted by law, include you, so long as you are still employed by the Company, under any directors and officers liability insurance policy maintained by the Company for its directors and officers. The coverage shall be at least as favorable to you in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during your employment with the Company or with any affiliated company.

11. Taxes

   If you so choose, the Company shall provide you, at the end of each calendar year, up to $2,000 in the form of a subsidy (the "Subsidy") to be utilized for the purpose of obtaining basic tax services (the "Tax Services"), as approved by the Company, in order to ensure that you are in compliance with United States and Hong Kong tax regulations. If you choose not to procure Tax Services, then the Company shall have no obligation to provide the Subsidy. You shall submit to the Company, after the use of Tax Services, documentation to support the issuance by the Company of the Subsidy. At your election, the Company may pay the provider of such Tax Services directly. You shall not be tax equalized while employed to work in the Company's Asia offices in Hong Kong, Taipei, Taiwan and Seoul, South Korea.

12. Sign-On Bonus

   You will receive a sign-on bonus, in the amount of $20,000, less all applicable withholdings and deductions (the "Sign-On Bonus"). Bonus is to be paid within seven (7) days of the execution of this Agreement.

13. Proprietary and Confidential Information.

   Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Inventions and Information Agreement ("PIIA"), a copy of which is attached hereto as Exhibit A. Within five days of the commencement of your employment, you will execute the Company's standard form of PIIA, providing for your trade secret protection of the Company's proprietary and confidential information.

14. Non-Compete and Outside Activities.

   You agree that, while serving as a full-time employee of the Company, you will not engage in any activities which are not in the best interests of or are in competition with the Company.

15. Arbitration.

   Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this offer letter, or any claims arising out of or relating to this offer letter or the breach thereof or with your employment with the Company, will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect. Any arbitrator shall be selected pursuant to such Rules and judgment upon the aware rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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   Should you wish to accept this offer of employment, I would ask you to sign and date below in confirmation of your understanding and agreement to the terms set out herein. Once you have done so, please return a copy with your signature to me so that we can begin work on making your transition here a most successful one. You should keep the other copy for your personal files.

   You understand that this agreement does not constitute an employment contract and that your employment is at-will. This means that you do not have a contract of employment for any particular duration or limiting the grounds of your termination in any way. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. You understand that while personnel policies, programs and procedures may exist and be changed from time to time, the only time your at-will status could be changed is if you were to enter into an express written contract with the Company explicitly promising you job security, containing the words "This is an express contract of employment", and dually signed by an Officer of the Company. The above and following language contains our entire agreement about your at-will status and there are no oral or side agreements of any kind in relation to your employment status with the Company.

   Dennis, we all feel that you are an outstanding candidate who will fit in well with iAsiaWorks' culture and have the skills and drive to help move the Company along on the growth path we have chartered to date. We all greatly look forward to working with you. Please do not hesitate to contact me if you should have any questions.

                                          Regards,

                                                   /s/ Jonathan Beizer
                                          By: _________________________________
                                                     Jonathan Beizer
                                                 Chief Executive Officer

   I am pleased to accept this position under the above terms and acknowledge that I shall receive a copy of the Company's Team Member Manual, on which my employment is further contingent, on my first day of employment.

   I also note that I will attend new-hire orientation, where I will learn more about the Company's Benefits Program, as well as receive and complete enrollment documentation and other forms of employment documentation. I also note that I should bring the following items with me to my orientation:

  .  The original, hard-copy, signed version of this Offer Document.

  .  Necessary documents indicating my status to work in the U.S.

  . My bank details for direct deposit of pay; including a blank/voided check.

  . Details of any of my dependents who I may wish to cover under the Company's Benefit Program--Full Names, Social Security Numbers, Dates of Birth.

  . Details of any beneficiaries (Primary and Secondary) who I may wish to indicate for Life Insurance Cover purposes--Full Names, Social Security Numbers and Current Full Addresses of Residence.

Signed:    Dennis D. Muse
    ______________________________

Print Name:  Dennis D. Muse
      __________________________

Date of Signature:    4/23/2001
             ______________________

Vesting Commencement Date: April 23, 2001

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